EXHIBIT 4.1
                                                                     -----------

                        CERTIFICATE OF STOCK DESIGNATION

                            SERIES A PREFERRED STOCK

                             ANNIE'S HOMEGROWN, INC.


         ANNIE'S HOMEGROWN, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

         FIRST:      That, by meeting of the Board of Directors on November 30,
         1999, the Board of Directors of the Corporation adopted the following resolutions setting forth the designations, powers, preferences and rights of the Series A Convertible Preferred Stock of said Corporation:

         RESOLVED:   That one million shares of the Annie's Homegrown, Inc.
                     Preferred Stock, par value $2.00, be and hereby are designated "Series A Convertible Preferred Stock."

         RESOLVED:   That, pursuant to the authority granted to and vested in
                     the Board of Directors of the Corporation by the provisions of the Corporation's Certificate of Incorporation, as amended, the Board of Directors hereby designates the rights, powers, qualifications and preferences of such Series A Convertible Preferred Stock, which shall be as set forth on EXHIBIT A annexed hereto; and that the officers of the Corporation be, and hereby are, authorized and directed to execute and file this Certificate of Designation with the Secretary of State of the State of Delaware.


         SECOND:     That attached hereto as EXHIBIT A is the Certificate of
         Designation setting forth the amended and restated designations, powers, preferences and rights of the Series A Convertible Preferred Stock so approved.

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         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Stock Designation to be executed by Paul B. Nardone, its Chief Operating Officer and Stephen L. Palmer, Esq., its Assistant Secretary, this 30th day of November, 1999.



                                            ANNIE'S HOMEGROWN, INC.


[SEAL]

                                            By: /s/ Paul B. Nardone
                                                -------------------
                                                Paul B. Nardone,
                                                President and COO


/s/ Stephen L. Palmer, Esq.
--------------------------------------------
Stephen L. Palmer, Esq., Assistant Secretary


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                                    EXHIBIT A

         The Series A Preferred Stock shall have the following rights, terms and privileges:

         1. DIVIDENDS. The holders of the Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends are paid with respect to the Common Stock (treating each share of Series A Preferred Stock as being equal to the number of shares of Common Stock into which each such share of Series A Preferred Stock could be converted pursuant to the provisions of Section 4 hereof, with such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend), which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event with respect to the Common Stock.

         2.   LIQUIDATION, DISSOLUTION OR WINDING UP.

                  (A)      TREATMENT AT LIQUIDATION, DISSOLUTION OR WINDING UP.

                           (I) In the event of any liquidation, dissolution or
                  winding up of the Corporation, whether voluntary or involuntary, before any distribution may be made with respect to the Common Stock, the holders of each share of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus or earnings, an amount equal to
                  (X) par value; plus (Y) an amount equal to 10% of par value per annum from the date of issuance of such share up to and including the date payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event); plus
                  (Z) all declared and unpaid dividends thereon since the date of issue up to and including the date payment shall be tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up (the "Series A Liquidation Amount"). If, upon any liquidation, dissolution or winding up of the Corporation, the amounts payable with respect to the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock shall share ratably (amongst themselves) in any distribution of assets in proportion to the full respective preferential amounts to which they are otherwise entitled to receive.

                           (II) After the payment of the Series A Liquidation
                  Amount shall have been made in full to the holders of the Series A Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of such holders so as to be available for such payments, the holders of the Series A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation, and the remaining assets of the Corporation legally available
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                  for distribution to its stockholders shall be distributed
                  among the holders of other classes of securities of the Corporation in accordance with their respective terms.

                  (B) MERGERS, CONSOLIDATIONS AND SALES OF ASSETS. Upon the occurrence of a consolidation, merger or acquisition of the Corporation (except (I) a merger or consolidation into or with a wholly-owned subsidiary of the Corporation with requisite stockholder approval or
         (ii) in which the beneficial owners of the Corporation's capital stock immediately prior to such transaction continue to hold directly or indirectly not less than a majority of the voting power in the resulting entity) or a sale of all or substantially all of the assets of the Corporation, a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 2 shall be deemed to have occurred and the holders of Series A Preferred Stock shall be paid the Series A Liquidation Amount for their shares in accordance with Section 2(a).

         3. VOTING POWER. Except as otherwise required by law, each holder of Series A Preferred Stock shall be entitled one vote per share of Series A Preferred Stock held by him, her or it (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event). Except as otherwise expressly provided herein or as required by law, the holders of Series A Preferred Stock and Common Stock shall vote together as a single class on all matters.

         4. CONVERSION. The holders of the Series A Preferred Stock shall have the following conversion rights:

                  (A) VOLUNTARY CONVERSION. Each holder of shares of Series A Preferred Stock may elect at any time to convert such holder's share(s) of Series A Preferred Stock then held by such holder into an equal number of shares of Common Stock (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event).

                  (B) CONVERSION PROCEDURES. Any holder of Series A Preferred Stock desiring to convert such shares into shares of Common Stock shall surrender the certificate or certificates representing the Series A Preferred Stock being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), at the principal executive office of the Corporation or the offices of the transfer agent for the Series A Preferred Stock or such office or offices in the continental United States of an agent for conversion as may from time to time be designated by notice to the holders of the Series A Preferred Stock by the Corporation, accompanied by written notice of conversion. Such notice of conversion shall specify (I) the number of shares of Series A Preferred Stock to be converted, (II) the name or names in which such holder wishes the certificate or certificates for Common Stock and for any Series A Preferred Stock not to be so converted to be issued and (III) the address to which such holder wishes delivery to be made of such new certificates to be issued upon such conversion. Upon surrender of a certificate
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         representing Series A Preferred Stock for conversion, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion. In the event that there shall have been surrendered a certificate or certificates representing Series A Preferred Stock, only part of which are to be converted, the Corporation shall issue and send to such holder or such holder's designee, in the manner set forth in the preceding sentence, a new certificate or certificates representing the number of shares of Series A Preferred Stock which shall not have been converted.

                  (C) EFFECTIVE DATE OF CONVERSION. The issuance by the Corporation of shares of Common Stock upon a conversion of Series A Preferred Stock into shares of Common Stock made at the option of the holder thereof pursuant to Section 4(a) hereof shall be effective as of the close of business on the date on which the certificate or certificates for the Series A Preferred Stock to be converted have been surrendered for conversion pursuant to Section 4(b) hereof.

                  (D) RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of Series A Preferred Stock as herein provided, free from any preemptive rights or other obligations, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the Series A Preferred Stock then outstanding provided that the shares of Common Stock so reserved shall not be reduced or affected in any manner whatsoever so long as any shares of Series A Preferred Stock are outstanding.

         5. NO IMPAIRMENT. The Corporation will not, by amendment of this Certificate of Designation, its Certificate of Incorporation, as amended, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against impairment.